Exhibit 16.1

September 11, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the below statements made by BioSig Technologies, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to "Change in and Disagreements with Accountants on Accounting and Financial Disclosures" disclosure as part of the Form S-1 of BioSig Technologies, Inc. dated September 11, 2013. We agree with the statements concerning our Firm in such Form S- 1.

"From our inception through May 28, 20 13, there was a disagreement with Rosenberg Rich Baker Berman & Company with regard to the application of accounting principles to certain anti-dilution provisions embedded within our Series C Preferred Stock and related warrants issued during the three months ended March 31, 2013. This disagreement was not discussed by our board of directors.  We authorized Rosenberg Rich Baker Berman & Company to respond fully to the inquiries of Liggett, Yogt & Webb P.A. concerning the application of accounting principles with certain anti-dilution provisions embedded within our Series C Preferred Stock and related warrants issued during the three months ended March 31, 2013."

/s/ Rosenberg Rich Baker Berman & Company
Rosenberg Rich Baker Berman & Company

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